CONSULTING AGREEMENT

                  This Consulting Agreement, dated as of July 1, 2003, by and between BriteSmile Development, Inc., a Delaware corporation ("BDI"), and BriteSmile, Inc., a Utah corporation ("BriteSmile") (BDI and BriteSmile are collectively referred to as the "Company"), and Oraceutical LLC, a Delaware limited liability company ("Oraceutical"), Oraceutical Innovative Properties LLC, a Delaware limited liability company ("OIP") and R. Eric Montgomery ("Montgomery") (Oraceutical, OIP and Montgomery each a "Consultant" and together, the "Consultants", and Consultants and the Company together, the "Parties"). Capitalized terms which are not otherwise defined in this Agreement are defined in the definitions of defined terms that appears in Section 1of this Agreement.

                                R E C I T A L S:

A. Oraceutical and BriteSmile are parties to a Consulting Agreement, dated November 27, 2000, that automatically renewed on January 1, 2003 for a period of 12 months (the "Consulting Agreement").

B. BriteSmile has an exclusive license to OIP's light activated teeth whitening ("LATW") technology and LATW intellectual property in perpetuity. BriteSmile also has a license to OIP's Background Rights for LATW as defined by the Consulting Agreement.

C. Montgomery is a member of the board of directors and a shareholder of BriteSmile and has substantial expertise in developing and commercializing certain HOC (as defined below) products.

D. On May 9, 2003, the Parties entered into a Binding Memorandum of Understanding (the "MOU") in which they agreed to use commercially reasonable efforts to cause the Company to (i) purchase certain of the OIP Group's intellectual property, including patents and


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                           related assets which have use in or application to
                           HOC, (ii) enter into this Agreement and (iii) establish certain relationships with OAC, including rights in favor of the Company, which will protect the existing and future interests of the BSML Group.

E. Concurrent with the execution and delivery of this Agreement, the Parties and certain of their Affiliates have entered into the APA (as defined below) whereby the BSML Group will acquire and the OIP Group will grant the rights described in Recital D(i) and (iii) above.

F. Now, in satisfaction of its remaining obligations under the MOU, the Company wishes to engage the Consultants and the Consultants are willing to accept such engagement upon the terms and conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Definitions. The following capitalized terms used herein have the following meanings:

                  "APA" means the Asset Purchase Agreement between the BSML Group and the OIP Group of even date.

                  "Acquired Future New Product" means a new product described in a Future Product Notice that embodies or incorporates Acquired Future HOC IP.

                  "Acquired Future HOC IP" means Future HOC IP that is acquired or licensed by the Company pursuant to Section 10.

                  "Affiliate" means with respect to a person or entity any other person or entity that directly or indirectly controls, is controlled by or is under common control with such person or entity.

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                   "BSML Group" means the Company and any of its respective
Affiliates.

                  "Change of Control" means (a) consolidation or merger of a Person with or into any other corporation, corporations or another legal entity or entities in which (i) the holders of such Person's outstanding voting securities or equity interests immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain voting securities or equity interests representing a majority of the voting power of the corporation or other legal entity that wholly owns, directly or indirectly, the surviving entity of such consolidation or merger and (ii) the composition of the board of directors, managers or similar controlling body of such Person has changed in connection with such consolidation or merger (excluding changes in respect of Affiliates), (b) the sale, transfer or assignment of securities of a Person representing a majority of the voting power of such Person's outstanding voting securities or other equity interests by the holders thereof to an acquiring party other than an Affiliate of such Person in a single transaction or a series of transactions, or (c) the sale of all or substantially all of the assets of a Person in a single transaction or a series of transactions.

                  "Commencement Date" shall have the meaning set forth in
Section 2 of this Agreement.

                  "Common Stock" shall mean BriteSmile's Common Stock, $0.001 par value per share.

                  "Contract Period" shall have the meaning set forth in Section 2 of this Agreement.

                  "Fully Loaded Manufacturing Costs" means with respect to any New Product or Future New Product, all fixed and variable costs relating to the manufacture, processing and/or packaging of such New Product or Future New Product. Manufacturing Costs are subject to adjustment pursuant to Section 11(d) hereof.

                  "HOC" refers to human oral care and shall mean, specifically, compositions, procedures (including the application of light and/or heat), equipment, materials and any combination thereof, applied to any human oral cavity surface or tissue and intended for the diagnosis, mitigation, cure, treatment and/or prevention of an aesthetic or disease condition of the human oral cavity or tissue, including all and any other beneficial or cosmetic effects to the subject that such application may confer.



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                  "Invention" shall mean any design, discovery, concept, idea, innovation, improvement, addition, variation and modification which has at least been recorded in tangible form (e.g., in writing, electronically, etc.), whether or not patentable or reduced to practice, copyrightable or protectable as a trade secret.

                  "Market Price" on any given date shall mean the last sale price of the Common Stock during regular trading hours of the Principal Trading Facility as reported by Bloomberg L.P.

                  "Net Retail Revenues" shall mean the amount received by the BSML Group for Third Party Sales of New Products (defined in Section 4, below) or Acquired Future New Products directly to persons for their personal use and not for resale, whether without alteration or as part of another product or service or otherwise, including payments from insurers, less: (A) transportation charges or allowances actually paid by the BSML Group (B) trade, quantity, cash and other discounts, if any, actually paid by the BSML Group to Non-BSML Group Member(s); (C) allowances actually paid by the BSML Group on account of rejects, returns, recalls or retroactive price reductions; and (D) any tax or governmental charge directly on the sale or transportation, use or delivery or service actually paid by the BSML Group. Where any New Product or Acquired Future New Product is sold as part of a product or service including other products or services, for a single price, the revenue actually received from such New Product or Acquired Future New Product (as the case may be) shall be deemed to be the actual price for which the same such New Product or Acquired Future New Product was sold as a stand-alone product or service to any person for his/her personal use during the same or previous two (2) reporting periods. If no such stand-alone sale occurred during the same or previous two (2) reporting periods, the Parties shall use a mutually agreeable sale price. The Company shall make the first offer of such sale price. If no such sale price is mutually agreed by the parties within ten (10) days of the end of the reporting period in which the sale occurred, the highest price previously offered by the Company shall be used as the sale price and either Party may then have the sale


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price (with retroactive adjustment of amounts paid hereunder) determined by binding arbitration by making written demand for same, such arbitration to be before the American Arbitration Association in New York City in accordance with the Commercial Arbitration rules of the AAA then in place.

                  "Net Wholesale Revenues" means the amount received by the BSML Group for Third Party Sales of New Products or Acquired Future New Products to wholesalers, distributors, dentists, dental technicians and others who have purchased such New Products or Acquired Future New Products not for their personal use but for resale either without alteration or as part of another product or services less: (A) transportation changes or allowances actually paid by the BSML Group; (B) trade, quantity, cash or other discounts, if any, paid by the BSML Group to independent third parties; (C) allowances actually paid by the BSML Group on account of rejects, returns, recalls or retroactive price reductions; and (D) any tax or governmental charge directly on the sale or transportation, use, delivery or service, that is actually paid by the BSML Group. Where any New Product or Acquired Future New Product is sold to wholesalers, distributors, dentists, dental technicians and others who have purchased such New Products or Acquired Future Products for resale as part of a product or service including other products or services, for a single price, the revenue actually received from such New Product or Acquired Future New Product (as the case may be) shall be deemed to be the actual price for which the same such New Product or Acquired Future New Product was sold as a stand-alone product or service to any person for resale during the same or previous two (2) reporting periods. If no such stand-alone sale occurred during the same or previous two (2) reporting periods, the Parties shall use a mutually agreeable wholesale price. The Company shall make the first offer of a wholesale price. If no such wholesale price is mutually agreed by the parties with ten (10) days of the end of the reporting period in which the sale occurred, the highest wholesale price previously offered by the Company shall be used as the wholesale price and either Party may then have the wholesale price (with retroactive adjustment of amounts paid hereunder) determined by binding arbitration by making written demand for same, such arbitration to be before the American


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Arbitration Association in New York City in accordance with the Commercial
Arbitration rules of the AAA then in place.

                  "Non-BSML Affiliate" means person or entities that are neither the Company nor any Affiliate of the Company.

                  "OAC" means Oraceutical Acquisition LLC, a Delaware limited liability company.

                  "OIP Group" means any of OIP, Oraceutical or Montgomery or any of their respective Affiliates, other than OAC.

                  "Packaging Costs" means the actual cost of packaging materials used by Consultants to produce a New Product or Future New Product. Estimates of Packaging Costs for each New Product or Future New Product shall be agreed upon by the Company and Consultants from time to time. Packaging Costs are subject to adjustment pursuant to Section 11(d) hereof.

                  "Principal Trading Facility" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange whichever is at the time the principal trading exchange or market for the Common Stock, it being acknowledged and agreed by the parties that, as of the date hereof, the Principal Trading Facility is the Nasdaq SmallCap Market.

                  "Raw Materials Costs" means the actual cost of the raw materials used by Consultants to produce a New Product or Future New Product. Estimates of Raw Materials Costs for each New Product or Future New Product shall be agreed upon By the Company and Consultants from time to time. Raw Material Costs are subject to adjustment pursuant to Section 11(d) hereof.

                   "Royalty Term" means as to any individual New Product or Acquired Future New Product the period that begins on the date of the first Third Party Sale of such New Product or Acquired Future New Product (i.e., the first arms length Third Party Sale that is not part of a clinical trial, market


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test, etc., of that New Product or Acquired Future New Product) and (x) in the
case of a New Product or Acquired Future New Product that is not covered by a Valid Claim, that ends on the tenth anniversary thereof and (y) in the case of a New Product or Acquired Future New Product that is covered by a Valid Claim, at the time of such first Third Party Sale or thereafter, that ends on the expiration of such Valid Claim.

                  "Sunk Costs" means as to any Future HOC IP: (x) all costs and expenses paid to third parties incurred to obtain or acquire patents, trademarks or copyrights on or file patent, trademarks or copyright applications with respect to any intellectual property that constitutes the relevant Future HOC IP and (y) all other costs and expenses (including normal operating overhead reasonably allocable to the Future HOC IP) that were incurred to research and develop the applicable Future HOC IP.

                  "Third Party Sales" means a sale by the BSML Group to a person or entity which is a Non-BSML Affiliate, provided that:

a) in circumstances where there are multiple sales in any one reporting period of the same New Product or Acquired Future New Product (i.e., sale of the same package or other unit of product) by the BSML Group to Non-BSML Affiliates (e.g., with intervening sales by Non-BSML Affiliates to the BSML Group as part of an integrated sale or distribution process), only the sale price of the last sale shall be a "Third Party Sale" for purposes of computing the Net Retail Revenues and Net Wholesale Revenues attributable to such New Product or Acquired Future New Product, and

b) any sale(s) in a subsequent reporting period of the same New Product or Acquired Future New Product by the BSML Group to Non-BSML Affiliates reported as a "Third Party Sale" in a previous reporting period for purposes of computing the Net Retail Revenues and Net Wholesale Revenues attributable to such New Product or Acquired Future New Product, shall only be a "Third Party Sale" if and to the extent the sale price for any


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                              such sale in a subsequent reporting period exceeds
                              the sale price reported for the previous reporting period.

                  "Valid Claim" means (i) as to any New Product, any claim set forth in a patent or patent application that is or covers a Work as defined in
Section 8 hereof, and, (ii) as to any Acquired Future New Product, any claim set forth in a patent or patent application at the time of the acquisition or license of such patent or patent application by the Company pursuant to Section 10, in each case, only to the extent for the reporting period in question, such claim has (A) been maintained, (B) not expired, (C) not been held invalid or unenforceable by a court of competent jurisdiction or a court of appeals, if appealed or still appealable from a lower court or, in the case of a claim set forth in a patent application, has (D) been diligently prosecuted and (E) not been finally rejected by the patent office of the applicable country (i.e., the country in which a sale or other reportable event has occurred during the time in question) where the application has been filed, such rejection having become unappealable by virtue of a waiver or failure to file and diligently prosecute on appeal.

2. Engagement. Upon the terms and subject to the conditions of this Agreement, the Company retains and engages each Consultant and each Consultant accepts such engagement with the Company in the capacity hereinafter set forth. At all times during the Contract Period the Consultants shall be independent contractors in providing consulting services hereunder, with the sole right to supervise, manage, operate, control and direct their performance incident to such consulting services. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any party with respect to the indebtedness, liabilities, obligations or actions of the other or any of their employees or agents, or any other person or entity. Each Consultant shall indemnify and hold the Company harmless from and against any and all Federal, state and local withholding taxes payable by the Company on or in respect of any payments made to such Consultant by the Company hereunder.



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3. Term of Consultancy. Subject to Section 15, the term of the Consultants'
engagement by the Company under this Agreement shall commence as of July 1, 2003 (the "Commencement Date") and shall continue until December 31, 2008; provided, however, that commencing December 31, 2008, and each anniversary thereafter the term of Consultants' engagement hereunder shall be automatically extended for an additional period of one (1) year unless, not later than 30 days prior to such automatic extension date, the Company or any Consultant shall have given notice to the other that it does not wish to extend such term, in which case such term shall end on December 31, 2008, or, if later, the date to which the term was last automatically extended. The period from the Commencement Date until the Consultants' engagement is terminated is called the "Contract Period".

4. Duties; Extent of Services; Exclusivity.

         (a) Duties; Extent of Services. During the Contract Period the Consultants shall provide such consultation and advice, including research and product development services, intellectual property support and general business support, relating to HOC, as the Company may reasonably request and shall provide the services described in this Section 4. The Consultants, on average, shall devote an aggregate of a minimum of twenty (20) hours per week to performing their services hereunder but it is agreed that Consultants shall devote sufficient time, generally not to exceed 40 hours per week, to perform the duties required herewith. During periods when Consultants are not performing services hereunder, Consultants may pursue other endeavors including activities in veterinary dental or veterinary oral health care but, except to the limited extent provided in Section 4(c), not including areas involving a Restricted Enterprise. Consultants shall provide their services hereunder principally by providing the services of Montgomery or of personnel approved by the Company and acting under the direct supervision of Montgomery. Consultants shall promptly report to Bruce Fleming or such other person as the Board of Directors of the BriteSmile may designate regarding all aspects of the consultancy, including the Works (as defined in Section 8). Within ten (10) days of the end of each month during the Contract Period, Consultants shall submit a written report to the Company describing in reasonable detail the services performed under this Agreement in the preceding month.



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         (b) HOC Exclusivity. During the Contract Period, except as provided in
Section 4(c), no member of the OIP Group shall directly or indirectly, whether through any services, license or commercial assistance or other efforts or grant of rights of any kind, (i) act as a consultant to, employee, officer, director, agent or owner of any Restricted Enterprise, (ii) license or otherwise grant intellectual property or other rights to any person or enterprise for use or exploitation in a Restricted Enterprise or (iii) pursue the development of any Restricted Enterprise other than for the Company's benefit pursuant to this Agreement. A "Restricted Enterprise" is the relevant operations of any person or enterprise engaged in or which proposes to engage in the research, manufacture, sale, distribution, licensing, development, creation or other use or exploitation of HOC products, services, technologies or intellectual property.

         (c) Permitted Agreements. Notwithstanding Section 4(b), Montgomery and OAC may continue to perform their respective obligations under those agreements or licenses described on Exhibit 4(c) hereto (the "Permitted Agreements"), true copies of which have been delivered to the Company, to the limited extent necessary to legally comply with the provisions thereof. Montgomery and OAC shall use their best efforts when performing services under any Permitted Agreements to protect the interests of the Company under this Agreement, and none of Montgomery and OAC shall extend the term of or otherwise amend any of the Permitted Agreements without the consent of the Company, which consent may be withheld for any reason. Montgomery and OAC each agree that it shall not assign any of the Permitted Agreements without the written consent of the Company, which consent may be withheld for any reason.

         (d) Consultants' Right to Commercialize. Except as provided in the last sentence of this Subsection, nothing in this Agreement shall prevent any member of the OIP Group from licensing or otherwise commercially exploiting technology and intellectual property rights owned or controlled by any member of the OIP Group for use or commercial exploitation in the Permitted Field. "Permitted Field" means the non-HOC field of use. Should any member of the OIP Group make or conceive of technology or intellectual property rights for the Permitted Field (i) which uses or is otherwise based, in whole or in substantial part, upon Confidential Information, and (ii) (x) in the course of performing services under this Agreement or (y) while using, in whole or substantial part, any facilities, materials or equipment owned by the Company, such OIP Group Member


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shall promptly transfer title to such technology or intellectual property to BDI and all Recoveries (as defined in the APA) shall be divided between the Parties pursuant to Subsection 3.5 of the APA.

5. Product Improvements and Joint Product Development.

         (a) Collaboration. As part of Consultants' services hereunder, Consultants shall cooperate and collaborate with the Company to perform HOC product research, and/or create new or improved HOC products, technologies and services for the BSML Group to exploit ("New Products").

         (b) Budgets. Prior to any initiative (an "Initiative") to create a New Product, Consultants and the Company shall reasonably agree on the budget for such Initiative (each an "Approved Budget"). The Company shall be obligated to pay 100% of all Third Party Costs and 75% of all Research and Development Costs of each Approved Budget as such costs are incurred. Consultants shall be obligated to pay 25% of all Research and Development Costs of each Approved Budget as such costs are incurred. "Third Party Costs" means (i) fees and expenses of third parties incurred to acquire patents, copyrights or other intellectual property rights or file patent or copyright applications with respect to any intellectual property developed in connection with an Initiative and (ii) the costs of any clinical trails undertaken in connection with an Initiative. "Research and Development Costs" means all costs included in an Approved Budget for the creation and development of a New Product other than Third Party Costs; provided, that Research and Development costs shall not include any cash compensation payable by the Company to Consultants under this Agreement or any normal overhead costs that would be incurred by the Company or the Consultants in the absence of the Initiative to which the applicable Approved Budget relates.

         (c) Payments. Except as provided in the second and third sentences of this Subsection, BDI shall pay Consultants an amount equal to five percent (5%) of Net Retail Revenues of the BSML Group and three percent (3%) of Net Wholesale Revenues of the BSML Group attributable to each New Product during the Royalty Term applicable to such New Product. BDI shall pay Consultants twenty percent


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(20%) of all revenue of the BSML Group derived from licenses or sublicenses of
New Products during the Royalty Term. In all events, except as otherwise provided in the APA, no Royalty shall be due with respect to Net Retail Revenues or Net Wholesale Revenues of any New Product that is used in a dentist's office or other clinical setting as part of a process or procedure to whiten human teeth. Royalties shall be paid to Consultants within fifteen (15) days following the end of each calendar quarter in which revenues from New Products are received, accompanied by a report describing in detail the Net Retail Revenues or Net Wholesale Revenues of each New Product.

6.       Compensation

(a) Cash Compensation. In consideration of the consulting services rendered by the Consultants hereunder, the Company will pay the Consultants in the aggregate at a rate of $15,000 per month during the Contract Period. Payments for each month shall be made in advance on the first business day of each month in which the services are to be performed.

(b) Expenses. During the Contract Period the Company shall reimburse the Consultants for all reasonable and properly documented out-of-pocket costs and disbursements (not including normal operating overhead of Consultants' businesses or Consultants' share of Research and Development costs referred to in Section 4(b)) incurred or paid by the Consultants in connection with the performance of their duties hereunder.

7. Confidentiality. Each Party agrees and acknowledges that the Confidential Information (as defined below) of the other Party is valuable, special and unique to its business; that such business depends on such Confidential Information; and that each Party wishes to protect such Confidential Information by keeping it confidential for such Party's use and benefit. Each Party further acknowledges that any use or disclosure by it or any of its employees of the other Party's Confidential Information other than in strict accordance with the terms of this Agreement would be wrongful and would cause the other Party irreparable injury. Based upon the foregoing, with respect to such Confidential Information, each Party agrees during the Contract Period and at all times thereafter:



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(i) except as required by applicable law after prior written notice to each other Party sufficient for it to take reasonable steps to continue to protect the confidentiality of the Confidential Information or as required in furtherance of the business of each other Party in accordance with the terms hereof, not to use or disclose, directly or indirectly, any Confidential Information of any other Party;

(ii) to take all steps necessary or reasonably requested by each other Party to ensure that all Confidential Information is kept confidential for the sole use and benefit of the applicable Party; and

(iii) at any time that a Party may request in writing, to deliver promptly to the requesting Party all materials constituting Confidential Information (including all written, graphic, facsimile, encoded or recorded copies thereof) of the requesting Party that are in its possession or under the other Party's control without making or retaining any facsimile, encoded or recorded copy or extract from such materials, except for a single copy thereof which may be retained and held by the requesting Party's attorney and which shall be consulted only for purposes of determining any Party's rights or obligations with respect to the treatment of Confidential Information under this Agreement.

For purposes of this Section 7, "Confidential Information" means any and all information owned by a Party, developed by or for any Party, or possessed by a Party other than as a result of the disclosure of such information to such Party by any other Party, in either case during the Contract Period, or any time prior thereto or after the expiration thereof, including but not limited to all Works, as such term is defined below, whether or not such Confidential Information is developed by any Consultant, that is (A) not generally known in any industry in which any Party does business or (B) not publicly available (including for this purpose information that is publicly available because of a breach of the provisions hereof by the Party receiving such information from any other Party). Any information that is Confidential Information of both the Parties may be disclosed and used by any of them without regard to the provisions of this Agreement. For avoidance of doubt, all rights and interests acquired by the Company under the APA and all information developed for the benefit of the Company by the Consultants pursuant to this Agreement during the Contract Period


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shall be deemed to be Confidential Information solely of the Company, and the
Consultants shall have no right, as against the Company, to claim any Works as the Consultants' Confidential Information, and provided further, however, that, subject to Section 3(d) above, Consultants may use such Confidential Information in the Permitted Field.

8. Improvements and Inventions.

         (a) Disclosure of All Improvements and Inventions. As used herein, "Works" shall collectively refer to: All Inventions, including all patent and patent application rights and copyright and copyright application rights relating thereto, obtained by any member of the OIP Group, to the extent that, in each case, (i) if the Invention is capable of being used or exploited as a product or technology (or part of a product or technology) for HOC, any member of the OIP Group made or conceived it during the Contract Period; or (ii) if it is any other Invention, either (x) the Consultant has made or conceived it while performing services pursuant to this Agreement including services pursuant to
Section 4 hereof relating to Initiatives to create New Products, or (y) it is based, in whole or in substantial part, upon information that was Confidential Information of the Company at the time the Invention was conceived or developed, or (z) it results, in whole or in substantial part, from or through the use of any facilities, materials or equipment owned by the Company. For clarification, an Invention that is capable of use or exploitation in the Permitted Field is a Work if it is described in the preceding sentence. The Consultants shall disclose all Works to the Company promptly after making or conceiving them.

         (b) Assignment of Works. In consideration of the compensation payable to the Consultants under Section 5 hereof:

                  (i) The Consultants agree that all Works shall be works made for hire and shall be the sole and exclusive property of the Company and available to the Company at all times. At the request of the Company, the Consultants agree to, and to cause any applicable member of the OIP Group to, assign, transfer and set over to the Company, or its nominee, without royalty or any additional consideration, except as may otherwise be provided in this


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Agreement or the APA, its entire right, title and interest in, to and under any and all Works.

                  (ii) The Consultants agree to, and to cause any applicable member of the OIP Group to, execute, both during and after the Contract Period, such documents as the Company shall deem necessary or desirable for the transfer of such rights, titles and interests described in clause (i) above to it or its designee and for the preparation, filing, prosecution and procuring of copyright and/or patent applications and/or copyrights and letters patent in any country of the world and for the transfer of interests therein, including the execution of original, provisional, divisional, continuation, continuation-in-part and reissue applications, reexaminations, extensions, renewals, registrations, validations, preliminary statements, affidavits, and concessions.

                    (iii) The Consultants further agree that if it is legally or otherwise impossible for the Company to apply for any such copyright or letters patent in the Company's name, or if any court or other body with appropriate jurisdiction finds the transfer of copyright or patent rights and/or other rights in any Work to the Company hereunder to be unenforceable for any reason, then, in any such case, the Consultants in lieu of the Company shall pursue such copyright or letters patent in Consultants' own name but at the Company's expense and the Consultant shall, at the Company's option, either assign such copyright or letters patent to the Company for nominal consideration or grant the Company an exclusive license, royalty free according to relevant industry standards, to utilize the copyright or to make, use, offer for sale, sell or import Works which are disclosed or claimed in such patent. If such an assignment or such a license is not or cannot be created, then the Company shall be able to use such copyright or patent on a non-exclusive, royalty-free basis.

                  (iv) Consultants agree to provide, upon reasonable request and sufficient notice and at the Company's expense, any required records, and otherwise to cooperate fully with the Company as may be necessary to accomplish the transfer and assignment of all right, title and interest in and to the Works; and to provide testimony in any court action or administrative proceeding with respect to any of the rights conveyed to the company pursuant to this


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Agreement. The Company shall pay Consultants fair and reasonable compensation for time spent and costs incurred after the end of the Contract Period in preparing for and giving any such testimony.

         (c) Future Rights.

                  (i) Unless and until a Change of Control shall occur with respect to BriteSmile, to the extent that any member of the OIP Group or any of their respective successors and assigns acquires from a third party any right or interest under any patents or other intellectual property rights for HOC, Consultants hereby grant and agree to cause each other member of the OIP Group to grant to the Company, its successors and assigns, on reasonable terms and conditions, worldwide, nonexclusive license for HOC under such rights (such patents or other intellectual property rights being "Future Rights"), to the extent requested by the Company, its successors and assigns, including the right to make, use, offer for sale, import, and sell HOC products and services based on or incorporating the Works.

                  (ii) The license described in subsection (i) above shall be perpetual and royalty-free to the extent of exploitation and exercise of full rights in the Non-Restricted Business Field.

                  (iii) "Restricted Business Field" means the specific products or field of use as the case may be as to which Natural White, Inc. ("Natural White") has been granted an exclusive license (the "Natural White License") under that certain Patent License and Trademark Assignment Agreement dated August 22, 2000 among Idex Dental Sciences, Inc. and Natural White.

                  (iv) "Non-Restricted Business Field" means any HOC use or application other than in the Restricted Business Field. XXXXXXXXXXXXXXXXXXXXX XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

* Redacted pursuant to a Request for Confidential Treatment filed with the SEC.

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

         (d) No Other Rights. No patent rights or licenses or other intellectual property rights are granted by any Party to any other Party pursuant to this Agreement, by implication or otherwise, except as expressly recited in this Agreement. Consultants make no representation or warranty that any Works or products based on or embodying any Works will not infringe on intellectual property rights of others.

9. Reimbursement for Assignment of Inventions. The Company shall reimburse the Consultants for all reasonable and properly documented out-of-pocket expenses actually incurred by it in the performance of any of the terms of Section 8 hereof, including the preparation of documents, drawings, models and plans, the transfer and assignment of Inventions and any travel required to fulfill any obligation thereunder.

10. Future HOC Intellectual Property.

         (a) Right of First Disclosure. Unless and until a Change of Control shall occur with respect to BriteSmile, each Consultant shall, and shall cause each other member of the OIP Group to, disclose to the Company all Future Rights and Inventions, including all patents and patent application rights and copyright and copyright application rights relating thereto, obtained, invented or conceived by any of the Consultants following the Contract Period to the extent that, in each case, the Invention is for HOC (all such Future Rights and Inventions being "Future HOC IP"). In this regard, it is understood by the parties that any Future HOC IP may have utility or application both for HOC and in the Permitted Field. The parties agree that:

* Redacted pursuant to a Request for Confidential Treatment filed with the SEC.

                  (i) any such multi-application Future Rights and Inventions first developed and commercially implemented for HOC or whose first recognized commercial application is for HOC will be treated as Future HOC IP; and

                  (ii) any such multi-application Invention first developed and commercially implemented in a Permitted Field will instead not be Future HOC IP and will be referred to herein as "Permitted Field IP." When a HOC utility or application of any Permitted Field IP is first established, the Company shall at that time be entitled to a right of disclosure and first refusal to license or acquire such application under the terms of this Agreement applicable to Future HOC IP, subject to any third party contractual rights and obligations and any commercialization existent at that time. (It is understood that all such Future HOC IP obtained during the Contract Period are Works pursuant to Section 8 hereof and the property of the Company as provided in that Section). The disclosure required to be made to the Company by this Section 10(a) shall be made in writing as soon as practicable after the utility or application of any Permitted Field IP in or for HOC is first reasonably established and, in any event, such disclosure shall be made to the Company at least before the filing by any member of the OIP Group of any application for a patent or copyright covering such Permitted Field IP in or for HOC. The obligation to make the disclosure described in this Section 10(a) shall be perpetual.

         (b) Right of First Refusal on Future HOC IP. Unless and until a Change of Control shall occur with respect to BriteSmile, each Consultant agrees that it shall not, and that it shall cause each other member of the OIP Group not to, use, license, assign, grant rights in or otherwise dispose of or exploit in any manner or subject to any mortgage, lien or other encumbrance any Future HOC IP for HOC without first complying with the provision of this Section 10(b).

(i) When a Consultant or any other member of the OIP Group has developed a product or method for use or exploitation for HOC (a "Future Product") that embodies Future HOC IP, the Consultant shall give or cause the other applicable OIP Group members to give written notice to the Company (a "Future Product Notice") of the existence of such Future Product. The Future Product Notice shall not be given before such time as the Consultant, or other member of the OIP Group as the case may be, reasonably believes that the Future Product is no more than four (4) months away from both (x) commercialization in the HOC field and (y) the date when all clinical trials necessary to establish the safety and efficacy of the Future Product and the regulatory approvals necessary to market the Future Product in the HOC field will have been obtained. The Future Product Notice shall describe the Future Product, the associated Future HOC IP, the status of clinical trials and regulatory approvals, if any, and the Sunk Cost in such Future HOC IP as of a date not earlier than 30 days before the date such Future Product Notice is given.

(ii) The Company shall have 56 days from its receipt of the Future Product Notice to either acquire or license the Future HOC IP associated with the Future Product (including the right to use such Future HOC IP to manufacture, distribute and sell the Future Product) on the terms hereinafter set forth. At the Company's request, the applicable Consultant or OIP Group member shall, promptly after delivery of the Future Product Notice, provide the Company reasonable access to its personnel to discuss the Future HOC IP and Future Product.

(iii) The Company shall exercise its rights described in Subsection (ii) to either acquire or license any Future HOC IP by giving written notice to the Consultant or OIP Group member who provided the applicable Future Product Notice on or before the end of the 56th day following its receipt of such Future Product Notice. The written notice from the Company shall specify whether the Company intends to license such Future HOC IP or acquire it. In the event that the Company fails to timely make the election to acquire or license such Future HOC IP, the Company's rights in Section 10(b)(ii) as to such Future HOC IP shall terminate and the Consultant or applicable member of the OIP Group, as the case may be, shall be free to use, license, grant rights in, assign or otherwise dispose of or mortgage, lien or otherwise encumber such Future HOC IP in all fields without any further restriction under this Agreement.

(iv) If the Company timely exercises its rights described in Subsection 10(b)(ii) to either acquire or license any Future HOC IP, a closing (a "Future HOC IP Closing") of such acquisition or license shall be held within 30 days of such exercise at which time the applicable member or members of the OIP Group shall execute and deliver such instruments and other documents as the Company may reasonably request to effectively assign and transfer to the Company such Future HOC IP or, if the Company has elected to license such Future HOC IP, to license such Future HOC IP for use in the HOC field, on a irrevocable, worldwide, perpetual, royalty free and exclusive (even as to the OIP Group) basis. If the Company elects to acquire the Future HOC IP, the Company shall grant the OIP Group member which provided the Future Product Notice with an immediate and automatic perpetual royalty-free license for the Future HOC IP associated with the Future Product described in the Future Product Notice for the Permitted Field.

(v) At each Future HOC IP Closing, the Company shall pay to the assignee or licensor of any Future HOC IP, the Sunk Cost of the Future HOC IP being acquired or licensed. Payments on account of Sunk Costs may be made by the Company in cash or, at the option of the Company in the event that the Common Stock is then publicly traded, up to fifty percent (50%) of any payment can be made in the form of Common Stock and the balance in cash; provided, however, that no payment(s) due Consultants may be paid in the form of Common Stock unless on the date the payment became due (and if paid late, also at the time the payment is made) (i) the Common Stock is publicly traded on a Principal Trading Facility,
(ii) has a per share Market Price of at least $1.00, and (iii) the representations, warranties and covenants set forth in Sections 4.18 - 4.28 of the APA are true and correct. For the purpose of these payments, the Common Stock shall be valued at the average closing Market Price for the Common Stock for the four (4) weeks preceding the applicable Future HOC IP Closing.

(vi) The Company shall pay to the assignor or licensor of any Future HOC IP, during the Royalty Term of each Acquired Future New Product, Royalties (x) of three percent (3%) of the Net Retail Revenues of the BSML Group, plus (y) three percent (3%) of the Net Wholesale Revenues of the BSML Group, and (z) if any Non-BSML Affiliate is granted a license or sublicense to the Acquired Future New Product, fifty percent (50%) of the license fees payable to any member of the

BSML Group; provided that, with respect to any Acquired Future New Product that is used as part of a process or procedure performed in a dentist's office or other clinical setting to whiten human teeth, if (A) a Non-BSML Affiliate is granted a license or sublicense, then the Company shall pay the assignor or licensor of the Acquired Future HOC IP fifty percent (50%) of the license fees payable to the BSML Group, and (B) if the process or procedure is non-light activated and the Company incorporates such process or procedure into the teeth whitening system offered to independent dental offices or through its own teeth whitening centers or spas (collectively, the "Office Procedures"), then the Company shall pay the assignor or licensor an amount equal to one percent (1%) of the Net Retail Revenues of the BSML Group from the Office Procedures. With respect to licenses or sublicenses for Improved Acquired Future New Products granted to Non-BSML Affiliates, the Company shall not pay the Royalty described in Subsection 10(b)(vi)(z) until after the Company has recovered its Sunk Costs for the improvements which rendered the Acquired Future New Product a Improved Acquired Future New Product. "Improved Acquired Future New Product" shall mean any Acquired Future New Product as to which the Company or its agents has materially changed its use, application or functionality. Payments due under this Section shall be paid to Consultants or other applicable members of the OIP Group within fifteen (15) days following the end of each calendar quarter in which revenues from Acquired New Products are received, accompanied by a report describing in detail the Net Retail Revenues, Net Wholesale Revenues and license fees from each Acquired Future New Product.

(vii) Any Acquired Future HOC IP will be subject to an irrevocable, perpetual, royalty free, exclusive world wide license in favor of the OIP Group and their respective successors and assigns to use and exploit such Acquired Future HOC IP in the Permitted Field.

(viii) Except in the event of a Change of Control, the right of first refusal contained in this Section 10(b) shall continue for such period as would not cause the right to become void or unenforceable under any applicable rule against perpetuities or similar legal doctrine.

11. Manufacturing.

         (a) Right of First Refusal. OIP shall have a right of first refusal to manufacture and sell to any member of the BSML Group at the Fixed Price any products that are Product Improvements, New Products or Future New Products to the United States and for any other country or region where any member of the OIP Group has established or is willing to establish in a timeframe reasonably satisfactory to the BSML Group an appropriate manufacturing facility. In the case of any such products that are covered by a Valid Claim, the Fixed Price shall be 125% of Oraceutical's Fully Loaded Manufacturing Costs, and in the case of any such products that are not covered by a Valid Claim, the Fixed Price shall be 115% of Oraceutical's Fully Loaded Manufacturing Costs, provided, however, in no case shall the Fixed Price per unit be more than 110% of the cost that the Company would be required to pay to a third party manufacturer in an arms length transaction to purchase such products in the same volume and according to the same specifications. The Company shall give OIP written notice (the "Manufacturing Notice") of the BSML Group's intention to manufacture any Product Improvement, New or Future New Product together with such additional information as to relevant manufacturing specifications, projected volumes, delivery schedules and other matters as is then reasonably available and would be material to a decision by OIP to exercise its right of first refusal to manufacture under this Section. At OIP's request, the Company shall, promptly after delivery of a Manufacturing Notice, provide OIP reasonable access to its personnel to discuss the Company's manufacturing plans.

         (b) Exercise of Right. OIP may exercise its right of first refusal to manufacture the product referred to in the Manufacturing Notice by giving written notice (an "Acceptance Notice") to the Company within 21 days of receipt of the Manufacturing Notice. If OIP exercises its right of first refusal as to any product, the Company and OIP shall enter into a manufacturing agreement ("Manufacturing Agreement") relating to such product containing provisions customary in the industry, including provisions relating to forecasts, deliveries, quality assurance, intellectual property protection, insurance and indemnification.

         (c) Expiration or Termination of Right. In the event that OIP duly elects to exercise its right of first refusal to manufacture a product referred to in a Manufacturing Notice and thereafter elects to discontinue manufacturing such product or if OIP's right to manufacture such product expires or is terminated pursuant to the terms of the Manufacturing Agreement applicable to such product, OIP shall thereafter have no right under this Agreement to manufacture or be offered an opportunity to manufacture such product.
         (d) Cost Adjustments. Prices charged for New Products or Future New Products shall be retroactively adjusted from time to time (but not for New Product or Future New Products shipped more than two (2) months prior to a written request for such adjustment) to reflect the actual Raw Materials Costs, Packaging Costs and other components of Fully Loaded Manufacturing Costs for such New Products or Future New Products. An appropriate payment shall be made to compensate for any such variance, either by Consultants to the Company or by the Company to Consultants, as the case may be, within thirty (30) days of the final determination of cost changes. Upon request, Consultants or the Company, as the case may be, shall provide to the other, in writing, a reasonable explanation of any changes in Raw Materials Cost, Packaging Cost or other components of Fully Loaded Manufacturing Costs that resulted in a price change to the Company. Should the Company determine that it desires to acquire raw materials or packaging for any product then manufactured by OIP, it shall give OIP written notice thereof, the Parties shall promptly coordinate the shipping to and storage of such by OIP and the Fully Loaded Manufacturing Costs shall be adjusted to reflect the Company's purchase of such raw materials or packaging costs.

12. Loaned Equipment. The parties agree that if the Company should loan equipment or materials to a Consultant pursuant to this Agreement, the Company shall retain all right, title and interest to such loaned equipment or materials and shall be responsible for any personal property taxes assessed against the loaned equipment during the term of this Agreement. The Consultants shall clearly identify the loaned equipment as property of the Company. The loaned equipment shall remain personal property and shall not become part of real property by annexation or otherwise. Consultants shall maintain the loaned equipment in good condition and shall be responsible for all maintenance except as otherwise agreed in writing. Consultants shall not offer, loan, encumber, sell or otherwise transfer the loaned equipment to any third party. Unless otherwise agreed in writing, within 30 days of any termination or expiration of the Contract Period, Consultants agree to return all equipment and materials loaned under this Agreement.

13. Representations and Warranties.

         (a) The Company. The Company hereby represents and warrants to the Consultant as follows:

(i) each of the Company is duly organized, validly existing and in good standing under the laws of its respective state of incorporation; and

(ii) the execution, delivery and performance by the Company of this Agreement will not conflict with or result in a breach by any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which the Company is a party or by which it is bound or any other legally enforceable duty of the Company to any former employee or person or entity from whom or which it has previously obtained consulting or employment services;

(iii) this Agreement has been duly authorized, executed and delivered by the Company; and

(iv) the Company maintains and will continue to maintain product liability insurance at a level that is commensurate with the risks to which it is exposed.

         (b) Consultants. Each Consultant hereby represents and warrants to the Company as follows:

                  (i) If an entity, it is duly organized, validly existing and in good standing under the laws of its state of formation;

                  (ii) the execution, delivery and performance by the Consultant of this Agreement will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which Consultant is a party or by which it is bound or any other legally enforceable duty of Consultant to any person or entity for whom the Consultant has previously provided consulting or employment services;

(iii) this Agreement has been duly executed and delivered by the Consultant;

(iv) that it is able to perform its duties set forth in Section 3 and it has no understanding or agreement with anyone else which restricts its ability to perform such services; and

(v) that any services it provides and information or materials it develops for or discloses to the Company will not knowingly contain confidential information of any other party or infringe any patent or other intellectual property right of any other party, unless the Consultant is specifically authorized in writing by such source to use such confidential information or intellectual property right.

         (c) Natural White. Consultants and the Company agree that nothing in the Natural White License nor any acts or other performance by either Consultants or the Company thereunder shall be deemed a breach of this Section 13 or any other provision of this Agreement.

14.      Indemnification.

         (a)      By Consultants.

(i) If any member of the BSML Group incurs any liability or expense as a result of any claim that any of Consultants' representations and warranties are not true, the Consultants will indemnify the BSML Group and hold it harmless against all such liability or expense, including reasonable attorneys' fees, provided that a member of the BSML Group notifies Consultants of the claim and cooperates with Consultants in defending against the claim. Each Consultant will notify the

Company if it ever becomes aware of any such claim.

(ii) Inasmuch as the BSML Group will not, under the provisions of this Agreement or otherwise, have control over the manner in which the Consultants utilize the license granted to the Consultants pursuant to Section 10(b)(vii) or any other rights granted to Consultants under this Agreement, the Consultants shall defend and hold the BSML Group and its successors and assigns harmless as against judgments, fees, expenses or other costs (including reasonable attorneys' fees) arising from or incidental to any utilization of such license by the Consultants or any of their successors, assigns, subcontractors or agents, licensees or sublicensees, whether or not any member of the BSML Group is named as a party defendant in any applicable lawsuit.

         (b) By Company. Inasmuch as Consultants will not, under the provisions of this Agreement or otherwise, have control over the manner in which the Company or third parties practice the inventions encompassed by the Works or any Future Rights or Acquired Future HOC IP, the Company shall defend and hold the Consultants harmless as against any judgments, fees, expenses or other costs (including reasonable attorney's fees) arising from or incidental to the utilization of the Works, the Future Rights or the Acquired Future HOC IP by any member of the BSML Group or any of their successors, assigns, subcontractors or agents licensees, sublicensees, whether or not any Consultant is named as a party defendant in any applicable lawsuit.

15. Continuation of Relationship. In the event that the Contract Period expires but the Consultants continue to perform services for the Company similar to those described in Section 3(a), the respective rights of the parties in any intellectual property resulting from such services shall be deemed to be governed by the provisions of Sections 7 and 8 hereof.

16. Montgomery's Death and Disability. Anything herein contained to the contrary notwithstanding, the Company may, on 30 days' prior written notice to the Consultants, elect to terminate the Contract Period in the event Montgomery dies or is unable because of physical or mental disability to perform services hereunder on Consultant's behalf for a period of 60 consecutive days or on an aggregate of 100 weekdays during any twelve month period.

17. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

18. Waiver of Breach. The waiver by the Company or a Consultant of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent or continuing breach of the same provision or of any other provision of this Agreement.

19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, or by a reputable overnight courier or mailed by first-class certified mail, postage prepaid and return receipt requested, addressed as follows:

                                    If to the Company:

                                    BriteSmile, Inc.
                                    490 North Wiget Lane
                                    Walnut Creek, CA     94598
                                    Telephone No.: 925-941-6260
                                    Facsimile No.:  925-941-6266
                                    Attention:  Chief Executive Officer

                                    With a copy to:

                                    Durham Jones & Pinegar, P.C.
                                    111 East Broadway, Suite 900
                                    Salt Lake City, UT      84111
                                    Telephone No.:  801-415-3000
                                    Facsimile No.:  801-415-3500
                                    Attention:  Jeffrey M. Jones, Esq.

                                    And with a copy to:

                                    Bingham McCutchen LLP
                                    399 Park Avenue
                                    New York, NY     10022-4689
                                    Telephone No.:  212-705-7000
                                    Facsimile No.:  212-752-5378
                                    Attention:  Craigh Leonard, Esq.

                                    and to


                                    Mayer, Brown, Rowe & Maw
                                    190 South LaSalle Street
                                    Chicago, Illinois  60603-3441
                                    Telephone No.: 312 782-0600
                                    Facsimile No.: 312 701-7711
                                    Attention: Joseph A. Mahoney, Esq.

                                    If to the Consultant:

                                    Oraceutical Innovative Properties,
                                    Oraceutical LLC,
                                    or R. Eric Montgomery
                                    481 Pleasant Street
                                    Lee, MA   01238
                                    Telephone No.:  413-528-5070
                                    Facsimile No.:  413-243-4100
                                    Attention:  R. Eric Montgomery
                                    With a copy to:

                                    Peter McDermott, Esq.
                                    Banner & Witcoff, Ltd.
                                    28 State Street, 28th Floor
                                    Boston, MA     02109-1775
                                    Telephone No.:  617-227-7111
                                    Facsimile No.:  617-227-4399

or, in each case, at such other address as may from time to time be specified to the other party in a notice similarly given.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

21. Expenses. All costs and expenses (including attorneys' fees) incurred in connection with the negotiation and preparation of this Agreement and, except as expressly provided herein, any claim, dispute or litigation pertaining to this Agreement, shall be paid by the Party incurring such expenses.

22. Survival. The termination of the Contract Period shall not terminate any of the rights and obligations of the Parties hereunder other than those contained in Sections 4(a) and (b).

23. Entire Agreement. This Agreement contains the entire agreement of the Parties and their Affiliates relating to the subject matter hereof and supersedes all prior agreements, representations, warranties and understandings, written or oral, with respect thereto; provided, however, that nothing contained herein shall terminate, void, modify or amend any (i) prior grant of any right or interest by the OIP Group to the BSML Group under the Consulting Agreement, the APA or any other agreement or instrument nor (ii) the obligations of the BSML Group to the OIP Group expressly relating to such grants.

24. Severability.

         (a) Generally. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (b) Duration and Scope of Certain Covenants. Without limiting paragraph
(a) above, if any court determines that any of the covenants contained in
Section 7, 8 or 10, or any part of such covenants, is unenforceable because of the duration or scope of such covenant or provision, such court shall have the power to and is hereby requested to reduce the duration or scope of such covenant or provision, as the case may be, to the extent necessary to make such covenant or provision enforceable, and in its reduced form, such covenant or provision shall then be enforceable.

25. Remedies.

         (a) Injunctive Relief. Each Consultant acknowledges and agrees that it has entered into this Agreement in consideration of the Company's covenants herein that the covenants and obligations of the Consultant contained in the Agreement, including in Sections 7, 8 and 10 hereof relate to special, unique and extraordinary matters and are reasonable and necessary to protect the legitimate interests of the Company and that a breach of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies at law are not available. Therefore, the Consultant agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief on a temporary or other basis restraining the Consultant from any such breach without the necessity of posting an injunction bond.

         (b) Amendments, Miscellaneous, Etc. Neither this Agreement, nor any term hereof, may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which such change, waiver, discharge or termination is sought to be enforced. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

26. Prior Agreement. By its signature below, BriteSmile agrees with Oraceutical that the "Contract Period" as that term is used in the Consulting Agreement will end on June 30, 2003.





                  [Remainder of Page Intentionally Left Blank.

                            Signature Page Follows.]

                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

                           BRITESMILE DEVELOPMENT, INC.



                           By_________________________________
                               Name:
                               Title:


                           ORACEUTICAL INNOVATIVE PROPERTIES LLC



                           By_________________________________
                               R. ERIC MONTGOMERY


                           ORACEUTICAL, LLC



                           By_________________________________
                               R. ERIC MONTGOMERY
                               President/Manager




                           ------------------------------------
                           R. ERIC MONTGOMERY



                           For itself and on behalf of the BSML Group
                           BriteSmile, Inc.


                           By: ________________________________